Eagle Cash Trust-Eagle Money Market Fund
Sub-Item 77C

A Special Meeting of Shareholders of the Eagle Cash Trust (“Trust”) -Eagle Money Market Fund (the “Fund”) was held on August 24, 2010 to approve a Plan of Liquidation and Termination (“Plan”) providing for the: (1) liquidation of all of the assets of the Fund, followed by the distribution of cash pro rata to all remaining shareholders; and (2) the subsequent termination of the Fund and the Trust.  For further information, please see the proxy statement/prospectus filed in definitive form on July 16, 2010 (Accession No. 0000898432-10-000961).

3,765,704.264 shares were voted in favor of the Plan, 197,768.460 shares were voted against the Plan and 599,380.530 shares abstained.

Eagle Cash Trust-Eagle Municipal Money Market Fund
Sub-Item 77C

A Special Meeting of Shareholders of the Eagle Cash Trust (“Trust”) -Eagle Municipal Money Market Fund (the “Fund”) was held on August 12, 2010 to approve a Plan of Liquidation and Termination (“Plan”) providing for the: (1) liquidation of all of the assets of the Fund, followed by the distribution of cash pro rata to all remaining shareholders; and (2) the subsequent termination of the Fund and the Trust.  For further information, please see the proxy statement/prospectus filed in definitive form on July 16, 2010 (Accession No. 0000898432-10-000961).

9,130,751.770 shares were voted in favor of the Plan, no shares were voted against the Plan and no shares abstained.